Exhibit 99.2

FOR IMMEDIATE RELEASE

j2 Global, Inc.’s Ziff Davis Completes Acquisition Of Everyday Health

NEW YORK, December 5, 2016 – j2 Global, Inc. (NASDAQ: JCOM) and its subsidiary, Ziff Davis, LLC, today announced the completion of its acquisition of Everyday Health, Inc. (NYSE: EVDY) (“Everyday Health”). Following the completion of its successful tender offer to purchase all outstanding Everyday Health shares for $10.50 per share in cash, Ziff Davis acquired all remaining Everyday Health shares through a merger under Section 251(h) of the General Corporation Law of the State of Delaware.

At the effective time of the merger, all remaining shares of Everyday Health common stock not tendered into the tender offer and not owned by Ziff Davis were converted into the right to receive $10.50 in cash, which is the same price that was paid in the tender offer. As a result of the transaction, Everyday Health has become a wholly owned subsidiary of Ziff Davis.

The transaction brings together two leading digital media companies with complementary visions and platforms to engage and monetize audiences. The combined company will be well-positioned to deliver compelling benefits to customers with content that connects, informs and empowers audiences. Ziff Davis maintains leading positions in the technology, gaming and men’s lifestyle verticals with strong and well-established brands. Everyday Health adds a new vertical and set of market-leading trusted health properties to the portfolio while diversifying the company’s audience mix.

Together, the two companies over the last twelve months generated $522 million of revenue. The combined company in September reached over 86 million individuals according to comScore, representing one-third of the US Internet population, with leading brands such as Everyday Health, WhatToExpect, IGN, PCMag and Speedtest.

“We are very pleased to add Everyday Health to our Ziff Davis portfolio and welcome Everyday Health’s customers, team, partners, technology and business to j2,” said Hemi Zucker, Chief Executive Officer of j2.

Vivek Shah, Chief Executive Officer of Ziff Davis, commented, “The combination of our audiences, brands and employees at Everyday Health and Ziff Davis makes us an even more compelling and dynamic digital media company in the marketplace. Our scale, reach and capabilities across some of the most valued Internet verticals create a modern, powerful platform for our marketing partners.”

j2 Global and Ziff Davis invite the public, members of the press, the financial community, stockholders and other interested parties to listen to a live Webcast today at 5:00 p.m. E.T. to discuss this transaction. Materials presented during the Webcast will be posted on j2’s website at j2global.com in advance of the Webcast under the tab “Investors.”

Hemi Zucker, chief executive officer of j2, Scott Turicchi, president and chief financial officer of j2 and Vivek Shah, chief executive officer of Ziff Davis, will host the call.

What: j2 Global, Inc. and Ziff Davis, LLC Conference Call

When: 5PM EST, December 5th, 2016

Where: www.j2global.com or dial in at 877-407-8029

Webcast link: http://edge.media-server.com/m/p/5iybzxu8

Information About Forward-Looking Statements

This document contains forward-looking statements. These statements are based on j2’s estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning j2’s possible or assumed future results of operations and the transactions contemplated by the merger agreement. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “estimates,” “hopes” or similar expressions. j2’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to the risk that the acquisition will not close when expected or at all; the risk that Ziff Davis’ business and/or Everyday Health’s business will be adversely impacted during the pendency of or following the acquisition and the risk that the operations of the two companies will not be integrated successfully. For a further list and description of these and other important risks and uncertainties that may affect j2’s future operations, see Part II, Item 1A - “Risk Factors” of the Quarterly Reports on Form 10-Q (if any) j2 has filed or will file hereafter and in Part I, Item 1A - “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 (together, the “Risk Factors”), and the factors discussed in the sections in j2’s Quarterly Reports on Form 10-Q entitled “Quantitative and Qualitative Disclosures About Market Risk.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. j2 undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the Risk Factors and the risk factors set forth in other documents j2 files from time to time with the United States Securities and Exchange Commission (the “SEC”).

About Ziff Davis, LLC

Ziff Davis, a subsidiary of j2 Global, Inc., is a leading global digital-media company operating in the technology, gaming, entertainment and lifestyle verticals. Its brands – IGN, PCMag, AskMen, Speedtest, Offers, ExtremeTech, Geek, Toolbox, TechBargains, emedia and Salesify – produce and distribute premium content across multiple platforms and devices. It delivers advertising, performance marketing and licensing solutions to thousands of clients worldwide.

About j2 Global

j2 Global, Inc. provides Internet services through two divisions: Business Cloud Services and Digital Media. The Business Cloud Services Division offers Internet fax, virtual phone, hosted email, email marketing, online backup, unified communications and CRM solutions. It markets its services principally under the brand names eFax®, eVoice®, FuseMail®, Campaigner®, KeepItSafe®, Livedrive®, Onebox®, and LiveVault®, and operates a messaging network spanning 50 countries on six continents. The Digital Media Division offers technology, gaming and lifestyle content through its digital properties, which include IGN, PCMag, AskMen, Speedtest, Offers, ExtremeTech, Geek, Toolbox, TechBargains, emedia and Salesify. As of December 31, 2015, j2 had achieved 20 consecutive fiscal years of revenue growth. For more information about j2, please visit www.j2global.com.

About Everyday Health, Inc.

Everyday Health, Inc. is a leading provider of digital health marketing and communications solutions. Everyday Health attracts a large and engaged audience of consumers and healthcare professionals to its premier health and wellness properties, and utilizes its data and analytics expertise to deliver highly personalized content experiences and efficient and effective marketing and engagement solutions. Everyday Health enables consumers to manage their daily health and wellness needs, healthcare professionals to stay informed and make better decisions for their patients, and marketers, health payers and providers to communicate and engage with consumers and healthcare professionals to drive better health outcomes. Everyday Health’s content and solutions are delivered through multiple channels, including desktop, mobile web, and mobile phone and tablet applications, as well as video and social media.

For further information, please contact:

j2Global:

j2 Global, Inc.

Laura Hinson, 800-577-1790

press@j2.com